Exhibit 99.(k)(4)

REAL ESTATE FUND ACCOUNTING SERVICES

ADDENDUM TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

REAL ESTATE FUND ACCOUNTING SERVICES ADDENDUM made as of March 30, 2022 (the “Effective Date”), to that certain Fund Administration and Accounting Agreement dated as of February 3, 2006 (as amended, restated, supplemented or otherwise modified, the “Agreement”) by and between each Fund listed on Exhibit A thereto (including any series thereof, each a “Fund”) and The Bank of New York Mellon (“Bank”).

BACKGROUND:

A.	Bank provides fund accounting and administration services to the Funds pursuant to the Agreement.

B.	One or more Funds that invest in Real Property (as defined below) and are listed in Schedule I hereto (as may be amended from time to time) (each, a “Real Estate Fund”) desire to retain Bank to provide the additional services as described this Addendum and Bank is willing to provide such services.

C.	The terms of this Addendum will apply exclusively to Bank and each Real Estate Fund and shall not modify the terms of the Agreement for any other Funds.

D.	This Background section is incorporated by reference into and made part of this Addendum.

TERMS:

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, and intending to be legally bound, the parties agree as follows:

1.                  Capitalized terms not defined in this Addendum have their respective meanings as defined in the Agreement.

2.                  Bank will provide to each Real Estate Fund the services described in Appendix A attached hereto, upon and subject to the terms and conditions set forth herein, which terms and conditions are in addition to, and not in replacement of, the terms and conditions as set forth in the Agreement.

3.                  With regard to a Real Estate Fund’s direct or indirect investments consisting of real and related personal properties (“Real Property”), Bank shall not have any servicing, management, oversight or maintenance obligations with respect to the Real Property. Bank shall have no duty or obligation to appraise, value or price such Real Property; all pricing or valuation for Real Property shall be provided by the Real Estate Fund or its designee. With respect to any investment by a Real Estate Fund in Real Property, the parties agree that Bank shall have no responsibility to conduct due diligence or obtain any other information with respect to such Real Estate Fund’s Real Property tenants, if any, and such Real Estate Fund shall be solely responsible for complying with all applicable laws, rules and regulations with respect to such Real Property tenants.

4.                  A Real Estate Fund shall cause its authorized persons, Manager, distributor, legal counsel, independent accountant, previous administrator (if any), transfer agent (if other than Bank or an affiliate of Bank), and other service providers utilized by such Real Estate Fund or such Real Estate Fund’s affiliates to cooperate with Bank and to provide Bank, upon request, with such information, documents and advice relating to such Real Estate Fund as is within the possession or knowledge of such persons, in order to enable Bank to perform its duties hereunder. In connection with its duties hereunder, Bank shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to Bank by any of the aforementioned persons. Any information, documents or advice provided by or on behalf of a Real Estate Fund to Bank shall be in a format which is (i) reasonably usable, or (ii) where advance notice has been provided, in a specific format requested by Bank. Bank shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Real Estate Fund to cause any information, documents or advice to be provided to Bank as provided herein and shall be held harmless by each Real Estate Fund when acting in reliance upon such information, documents or advice relating to such Real Estate Fund. All fees or costs charged by such persons shall be borne by the appropriate Real Estate Fund, and Bank shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by Bank of its duties hereunder. Bank shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Real Estate Fund, or by any affiliate of such Real Estate Fund or by any other third party service provider to such Real Estate Fund.

5.                  As hereby supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Addendum shall control with respect to the subject matter of this Addendum. From and after the Effective Date, with respect to each Real Estate Fund, any reference to the Agreement shall be a reference to the Agreement as supplemented by this Addendum.

6.                  The Agreement, as supplemented by this Addendum, together with the Exhibits, Appendices and Schedules to the Agreement, constitutes the complete understanding and agreement of the Real Estate Funds and Bank with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

7.                  The parties expressly agree that this Addendum shall terminate upon the effective date of the termination of the Agreement.

8.                  The parties expressly agree that this Addendum may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Addendum, by a manual signature on a copy of this Addendum transmitted by facsimile transmission, by a manual signature on a copy of this Addendum transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Addendum by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Addendum or of executed signature pages to counterparts of this Addendum, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Addendum and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Addendum.

9.                  If any provision of the Agreement including this Addendum is found to be invalid, illegal or unenforceable, no other provision of this Addendum shall be affected, and all other provisions shall be enforced to the full extent of the law.

10.              This Addendum shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

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[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the Effective Date. An authorized representative, if executing this Addendum by Electronic Signature, affirms authorization to execute this Addendum by Electronic Signature and that the Electronic Signature represents an intent to enter into this Addendum and an agreement with its terms.

EACH FUND LISTED ON SCHEDULE I TO THIS ADENDUM

By:	/s/ Christian Kelly
Name:	Christian Kelly
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Richard Menia
Name:	Richard Menia
Title:	Vice President

APPENDIX A

REAL ESTATE ADMINISTRATION SERVICES

Bank shall provide the following additional services to Real Estate Funds, subject to the review and approval of such Real Estate Fund or its designee:

(a)	preparing and maintaining all customary financial and accounting books and records in the appropriate form with respect to the Real Property, equity, and debt investments (the “Real Estate Investments”) held by the Real Estate Fund, including any special purpose vehicles, and in sufficient detail to support the annual independent audit of the Real Estate Fund’s financial condition;

(b)	preparing monthly trial balances for the Real Estate Investments, as required;

(c)	recording transactions as directed by the Real Estate Fund on the books and records of the Real Estate Investments, including market values of Real Estate Investments using sources or appraisals directed by the Real Estate Fund;

(d)	calculating realized and unrealized gains and losses; calculating net assets of the Real Estate Investments;

(e)	performing a monthly review of property accounting books, and reviewing acquisition, disposition and financing entries as agreed between the parties; and

(f)	preparing any joint venture waterfall calculations based on waterfall assumptions, methodologies and formulas approved by the Real Estate Fund.

Schedule I

to the Real Estate Fund Accounting Services Addendum
to Fund Administration and Accounting Agreement

(dated March 30, 2022)

PGIM Private Real Estate Fund, Inc.